A. Scope

GRAHAM CAPITAL MANAGEMENT, L.P. GRAHAM CAPITAL LLP

CODE OF ETHICS

September 2023

As an investment adviser, Graham Capital Management, L.P., including for these purposes Graham Capital LLP (together, “Graham”), stands in a position of trust and confidence with respect to its clients. Accordingly it has a fiduciary duty to act at all times in the best interests of the funds that it advises and separate managed account clients for whom Graham serves as investment adviser (together, “Clients”). In order to assist Graham and its employees or members (together, “employees”), as applicable, in meeting their obligations as fiduciaries, Graham has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles, which all employees are expected to uphold:

• Employees must at all times place the interests of its Clients above the interests of all others.

• All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility.

• Employees must not take any inappropriate advantage of their positions at Graham.

• Information concerning the identity of securities and financial circumstances of the Clients and their investors must be kept confidential.

• Employees are absolutely forbidden from engaging in insider trading, as further described in the Code.

Graham believes that these general principles not only help it to fulfill its fiduciary obligations, but also protect Graham’s reputation and instill in its employees Graham’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

B. Persons and Accounts Covered by the Code

1. Employees

The Code applies to all of Graham’s “Supervised Persons,” which for purposes of the Code include all of Graham’s employees. Graham’s Supervised Persons consist of its officers (or other persons occupying a similar status or performing similar functions), its employees, and any other person who is contracted to provide services to Graham and who, by virtue of the services rendered, may have access to confidential information related to Graham’s investment activity.

2. Access Persons

All officers, employees and persons subject to Graham’s supervision and control generally are subject to the Code; however, certain provisions of the Code apply only to Graham’s “Access Persons.” Access Persons include any Supervised Person who:

• has access to non-public information regarding any Client’s purchases or sales of securities; is involved in making securities recommendations to Clients, or has access to such recommendations that are non-public; or

• in respect of any Client advised by Graham that is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), any officer or employee of Graham who, in connection with his or her regular functions or duties, makes participates in or obtains information regarding, the purchase or sale of Covered Securities by such a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

All officers, employees and certain other designated persons are considered Supervised Persons and therefore subject to the general provisions of the Code. However, only those persons identified in Schedule 1 as Access Persons are subject to the requirements under Sections F and G of the Code.

In addition to those requirements applicable to Access Persons of Graham, portfolio managers, trading assistants and members of Graham’s Risk Department are subject to additional requirements and restrictions on personal trading as set forth in Schedule 2 hereof.

3. Accounts

a. Personal Accounts

The term “Personal Account” means any securities account that has the ability to execute trades in Covered Securities, as that term is defined below, and in which an employee has any direct or indirect “Beneficial Ownership,” and includes any Personal Account of an employee’s immediate family members (including any relative by blood or marriage either living in the employee’s household or financially dependent on the employee) and domestic partner sharing the employee’s household.1

An employee is deemed to have Beneficial Ownership if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant

1 The term “immediate family member” is defined by reference to SEC Rule 16a-1(a)(2)(ii)(A) and includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

Personal Account. For examples of indirect Beneficial Ownership, refer to Appendix A attached hereto.

A Personal Account does not include an account over which the Access Person has no direct or indirect influence or control. For example, if an Access Person owns a securities account and all investment decisions for that account are made by an investment adviser or broker- dealer (provided that the Access Person may define general investment criteria relating to the account), then that account would not be considered a Personal Account subject to this code. This is generally referred to as a managed account arrangement. Notwithstanding the foregoing, the details of any such account must be reported to Graham’s Chief Compliance Officer (“CCO”) upon an employee becoming an Access Person or in connection with an Access Person opening a managed account, including the name of the financial institution, account number, account name, identification of the account as being directed by a third party and a copy of the investment management agreement. Periodically Graham will require Access Persons and the investment adviser or broker-dealer that oversees the managed account to confirm certain information regarding the extent of the Access Person’s involvement in investment recommendations for the account.

Examples of accounts that may be considered a Personal Account include a roll-over IRA, a child’s UGMA or UTMA, a securities account with brokerage capabilities for which the Access Person serves as an executor, an ISA (for UK-based employees) and a SIPP (for UK-based employees), provided that in each case the account is able to transact in Covered Securities. Examples of accounts that are not Personal Accounts include a checking or savings account, your Graham 401(k) plan account and a state 529 college savings plan.

b. Designated Brokers

US-based Access Persons. US-based Access Persons may only hold a Personal Account at a Designated Broker, as defined in Appendix B, subject to few exceptions. Designated Brokers provide electronic confirmation of an Access Person’s securities transactions and holdings to Graham via MyComplianceOffice, the computer-based application that provides holdings and transactions reporting capabilities for Graham’s Access Persons. Existing Personal Accounts that are not held at a Designated Broker must either be transferred to a Designated Broker or closed, unless otherwise directed by the CCO. However, certain Covered Securities may not be listed, and therefore cannot be held with a Designated Broker. In such instances, Access Persons must contact Compliance to confirm how to report any related holdings and trades.

UK-based Access Persons. UK-based Access Persons are not required to maintain their Personal Accounts at a Designated Broker. Such employees must, however, (i) notify the CCO of all Personal Accounts that they hold and (ii) arrange for their brokers to send duplicate account statements and trade confirmations to the CCO or his designee.

c. Covered Securities

The term “Covered Securities” includes all securities as defined in section 2(a)(36) of the Investment Company Act, and includes:

• Debt and equity securities;

• Equity Options;

• Shares of Exchange-Traded Funds/Exchange-Traded Notes;

• All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

• Foreign unit trusts and foreign mutual funds.

The term “Covered Securities,” however, does not include the following:

• Direct obligations of the Government of the United States or other sovereign debt (e.g. gilts) (“Government Securities”);

• Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements; and

• Shares issued by open-end (NAV-traded) mutual funds, except where Graham serves as an investment adviser (as that term is defined in the Investment Company Act) to any such fund (a “Reportable Fund”). Schedule 3 is a list of mutual funds for which Graham serves as an investment adviser as of the date of this Code. This list may change without notice to employees; however, you can confirm this list with the Compliance Department prior to investing in a mutual fund.

• Crypto or virtual currencies. The U.S. Securities and Exchange Commission (“SEC”) has indicated that certain crypto or virtual currencies may be securities under applicable interpretations. However, for purposes of this Code, crypto or virtual currencies are not Covered Securities, with the exception of any crypto currency products, such as initial coin offerings, sold in SEC-registered securities offerings.

Any questions regarding the application of these terms will be addressed by Graham’s CCO.

C. Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all supervised persons to comply with applicable US federal securities laws and, with respect to UK-based persons, UK laws. These laws include the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act and the UK Criminal Justice Act and the UK Financial Services and Markets Act 2000.

D. Policy on Insider Trading

1. Scope

Employees may not trade, personally or on behalf of others (such as Client accounts), on the basis of material, non-public information (“MNPI”). Employees should not communicate MNPI to anyone except persons who are entitled to receive the information in connection with the performance of their responsibilities for Graham. Graham’s policy prohibiting insider trading extends to trading in all instrument types and asset classes in which Graham invests for its Client accounts.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities or other listed instrument. Material information often relates to an issuer’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, and extraordinary business or management developments. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press may also be material.

Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace, including through public filings with the SEC or other government agency, news reports, trade journals or similar sources.

Determinations as to what constitutes MNPI are highly fact specific and any questions in this regard should be directed to Graham’s CCO.

2. Actions

a. Prior to executing any trade for a Client account, Personal Account or on behalf of others, an employee must determine whether he has access to MNPI. If the employee believes that he is in possession of such information, the following steps must be taken:

• Report the information and proposed trade immediately to Graham’s CCO;

• Do not execute the trade;

• Do not communicate the information other than to the CCO or his designee;

b. Following a review of available information, a determination will be made as to whether the trade may be executed or if the information is either material or non-public such that the trade may not be executed.

3. Information Barrier/Restricted List

Graham has established procedures (i) to notify employees of information that it deems to be MNPI, and appropriately restrict employees from trading in financial instruments directly impacted by the information, and (ii) to limit access by employees to MNPI properly received by Graham in a manner designed to minimize the impact to the firm. Following are summaries of the procedures; the detailed procedures are set forth in Graham’s Compliance Manual.

a. Information Barrier

Graham uses an information barrier to isolate sensitive information, including MNPI, to ensure that such information is not improperly received or communicated throughout the firm. The information barrier is designed to permit certain employees, for example, to evaluate potential transactions in an issuer prior to the details of the transaction being publicized, while other employees who are not made privy to this information can continue to trade in that issuer’s securities. Typically, this information is made available to Graham under an explicit agreement by Graham to appropriately limit access to the information pursuant to an information barrier. These procedures are designed to enable Graham to meet its contractual obligations to the discloser of the information and also to ensure that it does not violate applicable securities laws.

Graham’s Compliance Department is responsible for establishing and maintaining appropriate information barrier procedures. An information barrier will be maintained until such time as it is determined that the information received by Graham is no longer MNPI. To assist in the administration of these procedures, Graham utilizes an information control list, or “restricted list.”

b. Restricted List

Graham uses a restricted list to control information flow with respect to certain financial instruments in relation to which Graham has received confidential information. Graham’s Compliance Department is responsible for overseeing the restricted list, including determining which financial instruments are to be added to or removed from the list and which employees shall be subject to the restrictions in respect of each instrument on the list, and the manner in which the information is communicated to affected employees.

4. A financial instrument will be added to the restricted list for a number of reasons. However, any employee who is in possession of MNPI, regardless of whether or not the financial instrument is on the restricted list, is prohibited from trading in it for any reason. In determining whether to add a financial instrument to the restricted list and which employees will be restricted, Graham will consider various factors, including the source of the MNPI, the nature and credibility of the information, the potential impact to the firm resulting from the restriction, and other similar matters.

5. Sanctions for Violations

Severe penalties may result from engaging in illegal insider trading. In addition to any disciplinary action that Graham may take, including termination of employment, persons found guilty of having engaged in illegal insider trading may be subject to criminal and civil penalties in the United States and other countries. In the United States, the penalties are:

a. Criminal Sanctions. The maximum prison sentence for an insider trading violation is currently 20 years. The maximum criminal fine for individuals is currently $5,000,000, and the maximum fine for non-natural persons (such as an entity whose securities are publicly traded) is currently $25,000,000.

b. Civil Sanctions. Persons who violate insider trading laws may become subject to an injunction and may be forced to disgorge any profits gained or losses avoided. The civil penalty for a violator may be an amount up to three times the profit gained or loss avoided as a result of the insider trading violation. To the extent that Graham is deemed to be a controlling person of any employee who is found guilty of an insider trading violation, Graham (as well as other natural or non-natural persons who are deemed to be controlling persons of the violator) faces a civil penalty not to exceed the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the violation if Graham knew or recklessly disregarded the fact that the controlled person was likely to engage in the acts constituting the insider trading violation and failed to take appropriate steps to prevent the acts before they occurred.

In addition to the foregoing, persons found guilty of insider trading could be permanently barred from the securities industry and face additional liability from claims by investors for damages resulting from illegal insider trading.

E. Personal Trading in Commodity Interests

No employee is permitted to trade futures, foreign exchange, swaps or other derivatives for their own account or that of a family member, friend or any other third party without prior written approval from the CCO. Employees with access to sensitive information are required periodically and upon request to furnish the CCO with copies of their Federal income tax return, or a certificate in lieu thereof from a certified tax preparer attesting to the absence of income/loss from such activities on the employee’s Federal income tax return, to confirm adherence to this policy. Note that spot currency conversion transactions for travel or other non-speculative purposes is not prohibited under this policy.

F. Reporting by Access Persons

1. Initial Holdings Report

a. Contents of Holdings Report

Every access person must submit an initial holdings report to the CCO that discloses all Covered Securities held in any Personal Account, whether or not such Personal Account is maintained at a Designated Broker. The report must contain, at a minimum:

1) the title and type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in any Personal Account

2) the name of any broker, dealer or bank with which the Access Person maintains any Personal Account; and

3) the date on which the Access Person submits the report.

b. Timing of Initial Holdings Report

Every Access Person must submit the initial holdings report, substantially in the form attached hereto as Exhibit 1 (or as otherwise provided by electronic means), not later than 10 days after becoming an Access Person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an Access Person. For any Covered Securities held with a broker, the Access Person shall provide Compliance with current brokerage statement(s).

2. Quarterly Transaction Attestation

Every Access Person must attest to their quarterly transactions in Covered Securities in any Personal Account. Access Persons will make these attestations through MyComplianceOffice. Instructions for how to make these attestations will be contained in the assignment transmitted by MyComplianceOffice to Access Persons. In addition, Access Persons must report information on Personal Accounts established during the quarter, including the name of the broker, the date the account was established and the date the report is submitted. Quarterly transaction attestation assignments will be transmitted via MyComplianceOffice to Access Persons following the end of each calendar quarter and must be completed by the due date specified in the assignment, but not later than 30 days after the end of each calendar quarter.

3. Annual Holdings Attestation

Every Access Person must attest to their holdings of Covered Securities in any Personal Account on an annual basis, as of December 31 of each year. Access Persons will make these attestations through MyComplianceOffice. Instructions for how to make these attestations will be contained in the assignment transmitted by MyComplianceOffice to Access Persons. Annual holding attestation assignments will be transmitted to Access Persons following the end of each calendar year and must be completed by the due date specified in the assignment, but not later than 30 days after the end of the calendar year.

4. Exceptions to the Reporting Requirements

No Access Person is required to report with respect to transactions (and holdings related thereto) effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

G. Pre-Approval Procedures, Holding Period Requirement and Limit on Transactions

Every Access Person must obtain approval from the CCO before transacting in any Covered Security for a Personal Account.

1. Pre-Approval Procedure

Requests must be entered into the MyComplianceOffice system. Requests will be reviewed by the Compliance Department for possible conflicts and approvals or denials will be communicated to the requestor through the MyComplianceOffice system, typically within twenty- four hours of submission. Approvals will be valid for the later of the requested trade date or the date of approval and the following two business days. If the trade is not executed in that time a new request must be submitted prior to executing the trade.

2. Holding Period Requirement

Personal Accounts, other than those with respect to which a third party exercises sole investment discretion, are prohibited from engaging in active trading in Covered Securities. For purposes of the Code, active trading is considered to be any purchase and sale, or any sale and purchase, of any Covered Security of an issuer within any period of less than 30 days.

3. Limit on Transactions

Graham believes that excessive trading by Access Persons in Personal Accounts can create actual and perceived conflicts of interest between Graham, through the actions of Access Persons, and the accounts that it manages. To avoid any such conflicts, Access Persons are restricted from executing more than 40 transactions (aggregated over all Personal Accounts relating to the Access Person) in Covered Securities over any twelve-month period. For purposes of this Section G.3, a single trade or series of trades for one or more Personal Accounts in the same Covered Security, in the same direction (i.e., buy, sell or sell short) during the approval period (i.e., the requested trade date plus the following two business days) will be considered a single transaction.

Graham may, in its sole discretion, modify any of these requirements or restrictions, or except certain employees, accounts or types of transactions from this policy.

H. Reporting Violations

Every Supervised Person must immediately report any violation of the Code to the CCO. All reports will be treated confidentially and investigated promptly and appropriately.

I. Administration of the Code

The CCO will receive and review all reports, requests and attestations submitted pursuant to the Code. The CCO will review these submissions to determine that Access Person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The CCO also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

• A record of any violation of the Code, and of any action taken as a result of the violation;

• A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, a Supervised Person;

• A record of each report made by an Access Person, including any brokerage confirmations and brokerage account statements obtained from Access Persons;

• A record of the names of persons who are currently, or within the past five years were, Access Persons; and

• A record of any decision, and the reasons supporting the decision, to approve the acquisition of an initial public offering (i.e., an offering of securities registered under the Securities Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act) or limited offering (i.e., an offering that is exempt from registration under the Securities Act pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 thereunder).

These books and records must be maintained by Graham in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of Graham.

J. Sanctions

Any violation of any provision of the Code may result in disciplinary action, up to and including termination of employment. Graham has adopted the following guidelines that it will generally follow in connection with imposing sanctions for violations of the Code, subject, in its sole discretion, to vary any such sanctions depending on the circumstances surrounding the violation:

1. For the first offense, the violation will be reported to the employee’s supervisor and Graham’s Compliance Committee and the employee will receive a written warning.

2. For the second offense, the employee will be subject to restrictions on the employee’s personal trading.

3. For the third offense, a fine of up to $5,000 will be imposed, which amount will be deducted from any bonus or other amount payable to the employee for the period in which the violation occurs and subject to carryforward until satisfied.

4. For the fourth offense, additional fines and more restrictive measures will be imposed, up to and including termination of employment.

K. Acknowledgment of Receipt and Compliance

Graham will provide each Supervised Person with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. Each Supervised Person shall attest to their having received the Code and having reviewed and understanding its subject matter.

SCHEDULE 1 ACCESS PERSONS

Persons assigned to the following departments and their supervisors or managers shall be considered Access Persons for purposes of the Code:

Executive Quantitative Strategies Investor Services

Portfolio Managers – Traders Risk

Technology

Trading Services (except for certain Corporate Accounting personnel) Legal/Compliance

SCHEDULE 2

PORTFOLIO MANAGERS/TRADING ASSISTANTS/RISK DEPARTMENT

Personal trading of certain employees of Graham may give rise to actual and perceived conflicts of interest in relation to Graham’s trading for GCM accounts, as defined below, which may be detrimental to the interests of Graham and its clients. In order to prevent such conflicts, portfolio managers, trading assistants and members of Graham’s Risk Department MUST COMPLY AT ALL TIMES with the following requirements and restrictions in connection with their personal trading, which are in addition to those requirements and restrictions applicable to them as Access Persons of Graham. For purposes of the Code, the term “GCM account” means any account managed by Graham on a proprietary basis or on behalf of Graham clients.

Prohibited Transactions. Personal Accounts may not trade or invest in any securities (debt or equity) of an issuer if the employee, while exercising investment discretion over such Personal Accounts, knows that any GCM account has a position in, or transacted in (purchase or sale) within the prior seven days, any securities of the same issuer, including for these purposes any derivatives related to such securities or such issuer irrespective of the counterparty. To be clear, this restriction relates to trading or investing in any security, including Covered Securities. In the event that a transaction for a GCM account causes Personal Accounts over which an employee has investment discretion and GCM accounts to be invested in securities of the same issuer, the Personal Accounts shall not dispose of the securities in the Personal Accounts for a seven-day period before and after any such securities are transacted (purchase or sale) for the GCM accounts.

Exceptions. GCM may, in its sole discretion, except certain employees, accounts or types of transactions from this policy.

A. The following types of securities are excepted from this policy:

(i) Government Securities (as defined in Section B.3.c hereof), (ii) municipal securities (which shall include securities which are direct obligations of, or obligations guaranteed as to principal or interest by, a state or any political subdivision thereof, or any agency or instrumentality of a state or any political subdivision thereof, or any municipal corporate instrumentality of one or more states, and such other securities and instruments defined as municipal securities under the Exchange Act) and (iii) exchange-traded funds that seek to track an index based on stocks, bonds, commodities or currencies, without regard to this restriction on prohibited transactions.

B. Any trading or holdings in the Market Neutral Quantitative Equities Strategy account are excepted from this policy.

C. With respect to members of the Risk department, the general prohibition of this policy shall not apply to any requests to trade in their Personal Accounts where a pre-clearance request for a security held in a GCM account was submitted at least seven days in advance of the requested trade date.

SCHEDULE 3

MUTUAL FUNDS ADVISED BY GRAHAM

(as of June 30, 2023)

Following is a list of mutual funds advised by Graham for which pre-approval to trade is required:

Abbey Capital Futures Strategy Fund Franklin K2 Alternative Strategies Fund

John Hancock Funds (“JHF”) Diversified Macro Fund

LoCorr Macro Strategies Fund (name changed from “LoCorr Managed Futures Strategy Fund”)

LoCorr Market Trend Fund

Principal Global Multi-Strategy Fund

EXHIBIT 1

INITIAL HOLDINGS REPORT

Name of Access Person:   Date of Submission:

Instructions: Complete the following tables or attach applicable statements within 10 days of becoming an Access Person. For any Covered Securities held with a broker, provide Compliance with current brokerage statement(s). Information in or attached to this report must be current as of a date no more than 45 days prior to the date of becoming an Access Person.

I. Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II. Covered Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above or attached are all Personal Accounts and Covered Securities with respect to which I have Beneficial Ownership.

By:   Name:

Date:

APPENDIX A

(from Securities Exchange Act of 1934 Rule 16a-1(a)(2))

(2) Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term “beneficial owner” shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(i) The term “pecuniary interest” in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(ii) The term “indirect pecuniary interest” in any class of equity securities shall include, but not be limited to:

(A) securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see §240.16a-1(a)(4);\

(B) a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

(1) the general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

(2) the general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

(C) a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(1) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

(2) equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(D) A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(E) A person’s interest in securities held by a trust, as specified in §240.16a- 8(b); and

(F) A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(iii) A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

APPENDIX B DESIGNATED BROKERS

The Designated Brokers are:

• Charles Schwab

• E-Trade

• Edward Jones

• Fidelity

• Goldman Sachs

• Interactive Brokers

• JP Morgan Chase

• Morgan Stanley Smith Barney

• TD Ameritrade

However, given the acquisition of E-Trade and TD Ameritrade by Charles Schwab and Morgan Stanley, respectively, no new Personal Accounts should be opened at E-Trade or TD Ameritrade.